EXHIBIT 99.4

TPT Global Tech, Inc. Appoints Financial Advisors and Investment Bankers To Set Up Industrial Smart City In India

TPT Global Tech, Inc. appoints Khandwala Securities Limited (KSL India) as financial advisors and investment bankers to support their India Corporate initiative and to set up Industrial Smart City in India, while KSL India brings over 8 decades of financial advisory and investment banking experience.

SAN DIEGO, CA / ACCESSWIRE / July 15, 2021 / TPT Global Tech, Inc. (“TPTW or TPT Global Tech”) (OTCQB:TPTW) www.tptglobaltech.com based in San Diego, California, a technology-based company with divisions providing telecommunications, medical technology, media content for domestic and international syndication as well as technology solutions, today announced that they have appointed Khandwala Securities Limited as their financial advisors and investment bankers for six months to set up Industrial Smart City in India as per their India Corporate initiative. Fees will be on a project or assignment basis.

Khandwala Securities Limited (KSL India) brings over 8 decades of financial advisory and investment banking experience in managing clients across India and global markets. KSL India has been consistently delivering exceptional results to their clients since 1934 in India, the US, Europe, Middle East, Africa, and South-East Asia. KSL India understands its clients’ needs and goals and provides its clients with comprehensive and personalized services catering to their specific needs through a strong research, trading, and investment banking team.

TPT Global Tech’s Chairman & CEO, Stephen J. Thomas III quoted, “We are planning to set up an Industrial Smart City in India which will house various industries focused around Aerospace & Defence, 5G Telecommunications, Electronics & Information Technology Industry, R&D and Innovations Industry, IoT and Cyber Security Industry, Bio-Technology Industry, and Electric & Future Mobility Industry. TPT Global Tech and its group companies will add value through transformative digital technologies including FinTech, SaaS, IoT, AI, ML, VR, Blockchain, etc. which will all play a pivotal role in the Indian growth story.”

Mr. Thomas further said, “The Industrial Smart City planning that we have initiated will focus on liveability, workability, and sustainability. This will further help develop a cohesive cluster in and around the region where the Industrial Smart City will be set up. Further, the Industrial Smart City plans to bring co-investments of over $3 B US into the region through various industries that we plan to launch. The overall development of the Industrial Smart City location and its surrounding cities we believe will lead to the creation of approx. 21,000 direct jobs and approx. 90,000 indirect jobs that will increase perpetually with the growth that we envision over the next two decades.”

Major General John F. Wharton (US Army, Retd.), Board of Advisors of the Company as well as President of its Global Defence Division quoted, “The Industrial Smart City will support further Investments and provide complete handholding to develop Indigenous Technology, Research & Development for SMEs & Start-ups. The ancillary units, specifically SMEs in and around the Industrial Smart City location will benefit hugely from the backward & forward linkages along with business opportunities that will be created for them by connecting them directly with global companies thereby facilitating technology transfer and mass production across sectors of interest for the US, India and other global markets.”

Mr. Paresh J. Khandwala, Chairman & MD, Khandwala Securities Limited quoted, “We are excited and keen to assist TPT Global Tech with their objective to build an Industrial Smart City that will add value and provide global influence to India across multiple industries targeted through this initiative. We envision that we will assist TPT Global Tech in investing up to $100M US as Co-Founders in setting up the Smart City and bringing expertise across technology, manufacturing, and R&D. We wish to bring partners that will resonate with this objective and help develop core infrastructure, technology innovation centers, serve mass entrepreneurship while building a new financial system. Our constant focus will be on internationalization, marketization, and innovation through the Industrial Smart City. We are positive about the collaboration as TPT Global Tech’s Leadership has direct access to several US Aerospace & Defence Companies who are keen to build their presence through facilities in the Industrial Smart City as Technology Partners and OEMs by setting up local manufacturing facilities.”

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Mr. Harnish Gajjar, Chief Strategy Officer & Country Director (India), TPT Global Tech, Inc. further added, “The Smart City initiative will design, develop and help thrive multiple industries under the pretext of ‘Industrial Smart City’ which will feature high-grade, high-precision and advanced industries, along with Smart Airports, Smart Hospitals, Smart Transportation, Smart Hotels and their overall integration with this thriving ecosystem while adding huge economic value. The overall objective is to be a champion pacesetter in strategic capital orientation, major industry upgrades, and innovation-driven developments.”

About TPT Global Tech, Inc.

TPT Global Tech Inc. based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT’s cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today’s global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

For more information about how TPT Global Tech’s technologies please contact Shep Doniger at 561-637-5750 sdoniger@bdcginc.com or Frank Benedetto 619-915-9422

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Specifically, statements about the Company’s plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

SOURCE: TPT Global Tech, Inc.

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